Exhibit 10

EXECUTION COPY

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (the “Agreement”), dated this 17th day of March 2026, is by and among Lake Shore Bancorp, Inc. (the “Company”), Stilwell Activist Fund, L.P. (“Activist Fund”), Stilwell Activist Investments, L.P. (“Activist Investments”), Stilwell Partners, L.P. (“Stilwell Partners”), Stilwell Value LLC (“Stilwell Value”) and Joseph Stilwell, an individual (collectively, with Activist Fund, Activist Investments, Stilwell Partners and Stilwell Value, the “Stilwell Group,” and each individually, a “Stilwell Group Member”), and Dennis Pollack (the “Nominee”).

RECITALS

WHEREAS, the Company, the Stilwell Group and the Nominee have agreed that it is in their mutual interests to enter into this Agreement.

NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Representations and Warranties of the Stilwell Group Members. The Stilwell Group Members individually and collectively represent and warrant to the Company, as follows:

a)
The Stilwell Group and Nominee have fully disclosed in Exhibit A to this Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), as to which it or he is the beneficial owner, and, other than as set forth in Exhibit A, neither the Nominee, the Stilwell Group, any Stilwell Group Member nor any of their affiliates has (i) a right to acquire any interest in any capital stock of the Company, or (ii) a right to vote any shares of capital stock of the Company;

b)
The Nominee, the Stilwell Group and each Stilwell Group Member have full power and authority to enter into and perform their obligations under this Agreement, and the execution and delivery of this Agreement by the Nominee, the Stilwell Group and each Stilwell Group Member have been duly authorized by the Stilwell Group and each Stilwell Group Member. This Agreement constitutes a valid and binding obligation of the Nominee, the Stilwell Group and the Stilwell Group Members and the performance of its terms does not and will not constitute a violation of any limited partnership agreement, operating agreement, bylaws or any agreement or instrument to which the Nominee, the Stilwell Group or any Stilwell Group Member is a party;

c)
There are no other persons who, by reason of their personal, business, professional or other arrangement with the Nominee, the Stilwell Group or any Stilwell Group Member, have agreed, in writing or orally, explicitly or implicitly, to take any action, directly or indirectly, on behalf of or in lieu of the Nominee, the Stilwell Group or any Stilwell Group Member that would be prohibited by this Agreement;

d)
The Stilwell Group acknowledges that the Nominee is not a representative of the Stilwell Group; and

e)
Other than the Stilwell Group’s arrangement with the Nominee to reimburse such Nominee for any travel expenses incurred with respect to attending meetings of the Boards (as defined below), the Stilwell Group is not party to any arrangement, agreement or understanding (whether written or oral) with the Nominee with respect to his service as a director on the Boards and there are no arrangements, agreements or understandings concerning the subject matter of this Agreement between the Nominee, the Stilwell Group or any Stilwell Group Member and the Company other than as set forth in this Agreement.

2.
Representations and Warranties of the Company.

a)
The Company hereby represents and warrants to the Stilwell Group that the Company has full power and authority to enter into and perform its obligations under this Agreement and that the execution and delivery of this Agreement by the Company has been duly authorized by the board of directors of the Company. This Agreement

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constitutes a valid and binding obligation of the Company and the performance of its terms does not and will not constitute a violation of its articles of incorporation, charter or bylaws or any agreement or instrument to which the Company is a party, including with respect to any director qualification requirements set forth under the Company’s bylaws; and

b)
The Company hereby represents and warrants to the Stilwell Group that there are no arrangements, agreements or understandings concerning the subject matter of this Agreement between the Stilwell Group or any Stilwell Group Member and the Company other than as set forth in this Agreement.

3.
Covenants.

a)
During the term of this Agreement, the Company covenants and agrees as follows:

(i) Promptly following the execution of this Agreement, the boards of directors of the Company and Lake Shore Bank (the “Bank”) (such boards of directors together, the “Boards”) will each be expanded by one board seat, and the Company and the Bank will appoint the Nominee as a director of each of the Company and the Bank to serve in the class of directors with a term expiring at the Company’s 2026 Annual Meeting of Stockholders (the “Company’s 2026 Annual Meeting”) and the Bank’s 2026 Annual Meeting of Stockholders (the “Bank’s 2026 Annual Meeting”), respectively. Each of the Company and the Bank will nominate and support the election of the Nominee as a director of each of the Company and the Bank at the Company’s 2026 Annual Meeting and the Bank’s 2026 Annual Meeting, respectively, to serve in the class of directors with a term expiring at the Company’s 2029 Annual Meeting of Stockholders (the “Company’s 2029 Annual Meeting”) and the Bank’s 2029 Annual Meeting of Stockholders (the “Bank’s 2029 Annual Meeting”), respectively.

(ii) Upon the Nominee’s appointment and qualification to the Boards, the Nominee shall be treated on a consistent basis with other members of the Boards in all respects, including, without limitation, with respect to annual compensation and benefits, grants of shares and options to purchase shares (collectively, “Director Awards”), only to the extent such awards or options to purchase shares are available under the existing equity incentive plans maintained by the Company, including, without limitation, an annual equity retainer of $12,000, which will be first awarded to the Nominee beginning in 2027 and vests one-year from the grant date. All Director Awards will accelerate and become fully vested in the event of a change in control of the Company. The Nominee will also receive the full 2026 director cash retainer of $32,000 paid in quarterly installments.

(iii) Should the Nominee’s position as a director of the Company or the Bank be terminated during the term of this Agreement due to his resignation (except as may be required pursuant to Section 3(d) of this Agreement), death, permanent disability or otherwise, the Company shall appoint a replacement director, selected by the Stilwell Group (“Replacement Director”), subject to the approval of the Company, which approval shall not be unreasonably withheld, and subject to any applicable regulatory approval and/or regulatory clearance requirement or non-objection, and the Replacement Director shall, subject to his or her agreement to honor the provisions of Sections 3(c) and 3(d) hereof, be appointed promptly to the Boards.

b)
During the term of this Agreement, the Stilwell Group and each Stilwell Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any affiliate, other group or other person:

(i) own, acquire, offer or propose to acquire or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including, without limitation, by way of merger or consolidation) any additional shares of the outstanding Company Common Stock, any rights to vote or direct the voting of any additional shares of Company Common Stock (i.e., in excess of the aggregate number of shares held by the Stilwell Group as of the date hereof), or any securities convertible into Company Common Stock except for additional shares acquired by way of (A) stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally, (B) inter-company or inter-fund transfers between members of the Stilwell Group and/or its affiliates, or (C) any securities acquired by the Nominee pursuant to his directorships contemplated herein (or issued to the Nominee upon exercise or conversion thereof in the case of convertible securities);

(ii) without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Stilwell Group’s shares of Company Common Stock to any person the Stilwell Group

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believes, after reasonable inquiry, would be beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock;

(iii) (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any type of transaction that would result in a change in control of the Company (any such transaction described in this clause (A) is a “Company Transaction” and any proposal or other action seeking to effect a Company Transaction as described in this clause (A) is defined as a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards or any of the businesses, operations or policies of the Company or the Bank, (C) present to the Company, its stockholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction, or (D) seek to effect a change in control of the Company;

(iv) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction or take any action that might require the Company to make a public announcement regarding any such Company Transaction;

(v) initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any Company Transaction Proposal;

(vi) solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in opposition to any recommendation or proposal of the Boards, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Boards;

(vii) initiate, propose, submit, encourage or otherwise solicit stockholders of the Company or the Bank for the approval of one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal, or (other than with respect to the provisions of Section 3(a) hereof, providing for the appointment of the Nominee) seek election to, or seek to place a representative or other affiliate or nominee on, the Boards or seek removal of any member of the Boards;

(viii) form, join in or in any other way (including, without limitation, by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any arrangement, agreement or understanding or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;

(ix) (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Boards to a vote of the Company’s stockholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including, without limitation, supporting, requesting or joining in any request for a meeting of stockholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s stockholders that is opposed by the Boards;

(x) vote for any nominee or nominees for election to the Boards of the Company or any proposal other than those nominated, proposed or supported by the Boards;

(xi) except in connection with the enforcement of this Agreement, initiate or participate, by encouragement or otherwise, in any litigation against the Company or the Bank or their respective officers and directors, or in any derivative litigation on behalf of the Company or the Bank, except for testimony which may be required by law;

(xii) advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Agreement; and

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(xiii) request to be excused from any of the foregoing obligations of this Section 3(b) and/or publicly announce or disclose any intention to request to be excused from any of the foregoing obligations of this Section 3(b).

c)
During the term of this Agreement, each Stilwell Group Member and the Nominee agree not to disparage the Company, the Bank or any of their directors (including, without limitation, nominees supported by the Boards), officers or employees in any public or quasi-public forum, and the Company and the Bank agree not to disparage the Stilwell Group, any Stilwell Group Member or the Nominee (or Replacement Director, as the case may be) in any public or quasi-public forum.

d)
The Nominee agrees that during the term of this Agreement: (i) he will not take any action, directly or indirectly, which, if the Nominee were deemed to be a Stilwell Group Member, would be in violation of or inconsistent with any of the covenants and agreements made by the Stilwell Group in Section 3(b) clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii), provided, however, that nothing in this Agreement shall be deemed to limit the exercise in good faith by the Nominee of his fiduciary duties solely in his capacity as a director of the Boards; (ii) in the event that the Nominee breaches clause (i) of this Section 3(d), he shall promptly resign his positions as a director of the Boards, and in the event that the Nominee fails to resign after a breach in accordance with the provisions of this clause (ii) of Section 3(e), the Nominee agrees that the remaining directors of the Boards, by majority vote thereof, respectively, may remove the Nominee from his directorship positions with the Boards; (iii) the Nominee will promptly submit his resignation as a director of the Boards and from any committees of the Boards on which he then sits in the event of the termination of this Agreement unless the Boards waive the Nominee’s requirement to resign from the Boards under this clause (iii); and (iv) while serving as a member of the Boards, the Nominee will abide by any Code of Ethics, Code of Conduct or any policies, procedures and guidelines applicable to a director of the Company and/or Bank and, whether or not while serving as member of the Boards, will not disclose any confidential information obtained in his capacity as a member of the Boards unless permitted by policies and procedures applicable to members of the Boards.

e)
The Stilwell Group agrees that, effective upon the execution of this Agreement, (i) the Stilwell Group’s notice to the Company of its intent to nominate an individual for election to the Company’s board of directors and present a business proposal at the Company’s 2026 Annual Meeting and any and all related materials and notices submitted to the Company in connection therewith or related thereto, shall be deemed irrevocably withdrawn by the Stilwell Group (with this Agreement deemed to evidence such withdrawal and without requiring further action by the Stilwell Group) and (ii) the Stilwell Group shall take no further action in connection with the solicitation of proxies related to the Company’s 2026 Annual Meeting (other than in connection with such automatic withdrawal).

4.
Notice of Breach and Remedies

a)
The parties expressly agree that an actual or threatened breach of this Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions.
b)
The Stilwell Group and each Stilwell Group Member expressly agree that they will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Company unless and until the Company is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If the Company seeks relief in court, the Stilwell Group and each Stilwell Group Member irrevocably stipulate that any failure to perform by the Stilwell Group and/or any Stilwell Group Member or any assertion by the Stilwell Group and/or any Stilwell Group Member that they are excused from performing their obligations under this Agreement would cause the Company irreparable harm, that the Company shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Stilwell Group and each Stilwell Group Member shall not deny or contest that such circumstances would cause the Company irreparable harm. If, after such thirty (30) business day period, the Company has not either reasonably cured such material breach or obtained relief in court, the Stilwell Group or each Stilwell Group Member may terminate this Agreement by delivery of written notice to the Company.
c)
The Company expressly agrees that it will not be excused or claim to be excused from performance under this Agreement as a result of any material breach by the Stilwell Group or any Stilwell Group Member unless and until

Exhibit 10

the Stilwell Group and each Stilwell Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court. If the Stilwell Group or any Stilwell Group Member seeks relief in court, the Company irrevocably stipulates that any failure to perform by the Company or any assertion by the Company that it is excused from performing its obligations under this Agreement would cause the Stilwell Group and each Stilwell Group Member irreparable harm, that the Stilwell Group or any Stilwell Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Company shall not deny or contest that such circumstances would cause the Stilwell Group and each Stilwell Group Member irreparable harm. If, after such thirty (30) business day period, the Stilwell Group or the Stilwell Group Member has not either reasonably cured such material breach or obtained relief in court, the Company may terminate this Agreement by delivery of written notice to the Stilwell Group and each Stilwell Group Member.

5.
Term. This Agreement shall be effective upon the execution of the Agreement and will remain in effect until the completion of both the Company’s 2029 Annual Meeting and the Bank’s 2029 Annual Meeting, both of which will be held consistent with the typical timeframe for holding their annual meetings of stockholders in May, subject to the exercise of the Boards’ fiduciary duties, provided that to the extent the Bank’s 2029 Annual Meeting is not to be held on the same day as the Company’s 2029 Annual Meeting, the Company will notify the Stilwell Group of the date of the Bank’s 2029 Annual Meeting (including any adjournments, postponements, continuations or reschedulings thereof), once such date has been scheduled.

6.
Publicity. Any press release or publicity with respect to this Agreement or any provisions hereof shall be mutually agreed upon and jointly prepared and issued by the parties hereto. During the term of this Agreement, no party to this Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Agreement or its operations without the prior approval of such other party, which approval shall not be unreasonably withheld, provided that the parties shall be entitled to make such filings as each deems necessary to comply with applicable laws and regulations.

7.
Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by electronic mail or other verifiable electronic means or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Stilwell Group: The Stilwell Group

111 Broadway, 12th Floor New York, NY 10006 Attn: E. J. Borrack, Esq.

Email: ejborrack@stilwellgroup.com

With a copy to: The Stilwell Group

200 Calle Del Santo Cristo Segundo Piso

Viejo San Juan, PR 00901

Attn: Megan Parisi

Email: mparisi@stilwellgroup.com

Nominee: Dennis Pollack

305 Tillinghast Turn Scotch Plains, NJ 07076

Email: wclbanker@aol.com; wclbanker@gmail.com

Exhibit 10

The Company: Kim C. Liddell

President and Chief Executive Officer Lake Shore Bancorp, Inc.

31 East Fourth Street Dunkirk, NY 14048

Email: kim.liddell@mylsbank.com

With a copy to: Benjamin M. Azoff, Esq.

Luse Gorman PC.

5335 Wisconsin Avenue NW, Suite 780

Washington, DC 20015 Email: bazoff@luselaw.com

8.
Governing Law and Choice of Forum. Unless applicable federal law or regulation is deemed controlling, Maryland law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the United States District Court for the State of Maryland or, if there is no basis for federal jurisdiction, a state court sitting in the State of Maryland (the “Chosen Courts”). The Stilwell Group, the Stilwell Group Members and the Nominee agree that the Chosen Courts may exercise personal jurisdiction over them in any such actions.

9.
Severability. If any term, provision, covenant or restriction of this Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties. Except as otherwise expressly provided, this Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including, without limitation, any stockholder of the Company, other than the parties to the Agreement. Nothing contained herein shall prohibit any Stilwell Group Member from transferring any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of a Stilwell Group Member but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company prior to such transfer) to be bound by the terms of this Agreement (any such transferee shall be included in the terms “Stilwell Group” and “Stilwell Group Member”).

11.
Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall continue for the term of this Agreement unless otherwise provided.

12.
Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by all of the parties.

13.
Definitions. As used in this Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

a)
The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

b)
The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding,

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relationship, agreement or other arrangement, whether written or otherwise.

c)
The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

d)
The term “beneficial owner” shall have the meaning ascribed to it, and be determined in accordance with, Rule 13d-3 of the SEC’s Rules and Regulations promulgated under the Exchange Act.

e)
The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards, (ii) the persons who were directors of the Company or the Bank cease to be a majority of each of the boards of directors, in connection with any tender or exchange offer (other than an offer by the Company or the Bank), merger or other business combination, sale of assets or contested election or combination of the foregoing, or (iii) stockholders of the Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company or the Bank will be sold.
f)
The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract or otherwise.

g)
The term “group” has the meaning as defined in Section 13(d)(3) of the Exchange Act.

h)
The term “person” includes, without limitation, an individual, group acting in concert, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or similar company, syndicate or any other entity or group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

i)
The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or any interest in any Company Common Stock; provided, however, that a merger or consolidation in which the Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Stilwell Group or a Stilwell Group Member.

j)
The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

14.
Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile or by email attachment (in “.pdf” form), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15.
Duty to Execute. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

16.
Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 5 hereof, unless earlier terminated pursuant to Section 4 hereof or by mutual written agreement of the parties.

Exhibit 10

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

STILWELL ACTIVIST FUND, L.P.

By: Stilwell Value LLC

General Partner

By: /s/ Joseph Stilwell

Joseph Stilwell

Managing Member

STILWELL ACTIVIST INVESTMENTS, L.P.

By: Stilwell Value LLC

General Partner

By: /s/ Joseph Stilwell

Joseph Stilwell

Managing Member

STILWELL PARTNERS, L.P.

By: Stilwell Value LLC

General Partner

By: /s/ Joseph Stilwell

Joseph Stilwell

Managing Member

STILWELL VALUE LLC

By: /s/ Joseph Stilwell

Joseph Stilwell

Managing Member

JOSEPH STILWELL

By: /s/ Joseph Stilwell

Joseph Stilwell

LAKE SHORE BANCORP, INC.

By: /s/ Kim C. Liddell

Kim C. Liddell

President and Chief Executive Officer

NOMINEE

By: /s/ Dennis Pollack

Dennis Pollack

Exhibit 10

Exhibit A

The Stilwell Group is the beneficial owner of 773,675 shares of Company Common Stock, in aggregate.

Dennis Pollack is the beneficial owner of 0 shares of Company Common Stock.